Jordan Thomsen
                                                    Assistant Vice President and
                                                                         Counsel
                                                                  (212) 314-5431
                                                             Fax: (212) 314-3953


[EQUITABLE-AXA LOGO]
                                                                  LAW DEPARTMENT


                                                                  March 25, 2011
VIA EDGAR
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Securities and Exchange Commission
ATTN:  Sonny Oh, Esq.
100 F Street, NE
Washington, D.C. 20549

         Re:      AXA Equitable Life Insurance Company
                  File Nos. 333-103199 and 811-04335
                  ----------------------------------------------------------


Dear Mr. Oh:

       AXA Equitable Life Insurance Company requests the withdrawal of its 485APOS submission made on Form N-6, on January 20, 2011 accession number 0000089024-11-000031.

                                              Very truly yours,


                                              /s/ Jordan Thomsen
                                              ---------------------
                                              Jordan Thomsen






                      AXA EQUITABLE LIFE INSURANCE COMPANY
              1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104